UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for the use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Section 240.14a-12.

LIFETIME BRANDS, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

LIFETIME BRANDS, INC.

1000 Stewart Avenue

Garden City, New York 11530

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2013

Notice is hereby given that the Annual Meeting of Stockholders of Lifetime Brands, Inc., a Delaware corporation (the “Company”), will be held at the office of the Company, 1000 Stewart Avenue, Garden City, New York 11530 on Thursday, June 13, 2013 at 10:30 a.m., local time, for the following purposes:

(1)	To elect a board of nine directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company; and

(3)	To transact such other business as may properly come before the meeting, or any adjournment(s) or postponement(s) thereof.

Stockholders of record at the close of business on May 1, 2013 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Company’s office, 1000 Stewart Avenue, Garden City, New York 11530, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors,

/s/ Sara Shindel

Sara Shindel
Secretary
Garden City, New York
April 29, 2013

THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

LIFETIME BRANDS, INC.

1000 Stewart Avenue

Garden City, New York 11530

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on June 13, 2013

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Lifetime Brands, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record at the close of business on May 1, 2013 are entitled to notice of and to vote at the Meeting. This Proxy Statement and the accompanying Proxy shall be mailed to stockholders on or about May 10, 2013.

THE MEETING

On April 29, 2013, there were 12,827,614 shares of the Company’s common stock, $.01 par value, issued and outstanding. Each share of the Company’s common stock entitles the holder thereof to one vote on each matter submitted to a vote of stockholders at the Meeting.

All shares of common stock represented by properly executed proxies will be voted at the Meeting in accordance with the directions marked on the proxies, unless such proxies have previously been revoked. If no directions are indicated on such proxies, they will be voted for Proposal 1 - the election of each nominee named under Election of Directors and for Proposal 2 - the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company. If any other matters are properly presented at the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of a written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company), or, if a stockholder is present at the Meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.

VOTE REQUIRED FOR APPROVAL

A majority of the Company’s outstanding shares of common stock represented at the Meeting, in person or by proxy, shall constitute a quorum. Abstentions will be counted for purposes of determining the presence or absence of a quorum. Assuming a quorum is present, (1) the affirmative vote of a plurality of the shares so represented is necessary for the election of directors and (2) the affirmative vote of a majority of the shares so represented is necessary to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.

With respect to Proposal 1, you may vote for all nominees, withhold your vote as to all nominees, or vote for all nominees except those specific nominees from whom you withhold your vote. The nine nominees receiving the most “FOR” votes will be elected. Properly executed proxies marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than nine directors and stockholders may not cumulate votes on the election of directors.

With respect to Proposal 2, you may vote for, against or abstain from voting on this proposal.

If a stockholder, present in person or by proxy, abstains on a matter, such stockholder’s shares of common stock, although included in the quorum, will not be voted on such matter. Thus, an abstention from voting on Proposal 2 has the same legal effect as a vote “against” the matter. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

Brokers or other nominees who hold shares of the Company’s common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Meeting. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Meeting but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposal 2).

PROXY SOLICITATION

The Company will bear the cost of preparing, printing, assembling and mailing the proxy, this Proxy Statement and other material that may be sent to stockholders in connection with this solicitation. The Company has retained Georgeson, Inc., a proxy solicitation firm, at an estimated cost of $7,500 plus reimbursement of expenses, to assist in soliciting proxies from brokers, banks, nominees, and institutional holders. Georgeson, Inc. may solicit votes personally or by telephone, mail or electronic means.

It is contemplated that brokerage houses will forward the proxy materials to beneficial holders at the request of the Company. In addition to the solicitation of proxies by the use of mail, officers and other employees of the Company may solicit proxies personally, by telephone or by electronic means without being paid any additional compensation. The Company will reimburse such persons for their reasonable out-of-pocket expenses in accordance with the regulations of the Securities and Exchange Commission (“SEC”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of the Company’s common stock as of April 29, 2013 (except where otherwise noted) based on a review of information filed with the SEC and the Company’s stock records with respect to (i) each person known to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each Director of the Company, (iii) each executive officer of the Company, and (iv) all Directors and executive officers as a group.

Name and Address	Number of Shares Beneficially Owned*		% of Shares Beneficially Owned*
DIRECTORS AND EXECUTIVE OFFICERS (1)

Jeffrey Siegel	1,182,465	(2)	9.08%

Craig Phillips	827,449	(3)	6.43

Ronald Shiftan	264,887	(4)	2.03

Laurence Winoker	127,500	(5)	†

Michael Jeary	58,365	(6)	†

Cherrie Nanninga	48,365	(7)	†

David E. R. Dangoor	46,995	(6)	†

William U. Westerfield	45,465	(8)	†

John Koegel	13,850		†

Michael J. Regan	3,899		†

All directors and executive officers as a group (10 persons)	2,619,240	(9)	19.40

GREATER THAN 5% STOCKHOLDERS

Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, Texas 78746	1,017,344	(10)	7.93

Lyon Street Capital, LLC 275 Sacramento Street, 8th Floor San Francisco, CA 94111	832,166	(11)	6.49

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	760,428	(12)	5.93

Grupo Vasconia, S.A.B. Avenida 16 de Septiembre No. 346 54879 Cuautitlán, State of Mexico Mexico	670,643	(13)	5.23

Notes:

(*)	Calculated on the basis of 12,827,614 shares of common stock outstanding on April 29, 2013. Pursuant to the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person.

Notes continued:

(1)	The address of such individuals is c/o the Company, 1000 Stewart Avenue, Garden City, New York 11530.
(2)	Consists of (i) 975,929 shares owned directly by Mr. Siegel, (ii) 1,010 shares owned by Mr. Siegel’s wife, (iii) 8,026 shares held in a revocable trust, of which Mr. Siegel is a trustee, for the benefit of Mr. Siegel’s sister, Janet Young, and (iv) 197,500 shares issuable upon the exercise of options that are exercisable within 60 days.
(3)	Consists of (i) 758,171 shares owned directly by Mr. Phillips, (ii) 28,278 shares held in an irrevocable trust for the benefit of Mr. Phillips and (iii) 41,000 shares issuable upon the exercise of options which are exercisable within 60 days.
(4)	Includes 198,500 shares issuable upon the exercise of options that are exercisable within 60 days.
(5) (6)	Consists of 127,500 shares issuable upon the exercise of options that are exercisable within 60 days. Includes 25,000 shares issuable upon the exercise of options that are exercisable within 60 days.
(7)	Includes 31,000 shares issuable upon the exercise of options that are exercisable within 60 days.
(8)	Consists of (i) 3,899 restricted shares held directly by Mr. Westerfield, (ii) 11,566 shares held in a revocable trust for the benefit of Mr. Westerfield’s wife, Ann D. Westerfield, and (iii) 30,000 shares issuable upon the exercise of options that are exercisable within 60 days.
(9)	Includes 675,500 shares issuable upon the exercise of options that are exercisable within 60 days.
(10)	Based solely on the Schedule 13G/A filed with the SEC on February 11, 2013. Represents shares of the Company’s common stock owned of record by clients of Dimensional Fund Advisors LP. Dimensional Fund Advisors LP, in its capacity as an investment adviser, has shared voting power with respect to 997,286 shares and shared dispositive power with respect to 1,017,344 shares. As stated in the Schedule 13G/A filed with the SEC on February 11, 2013, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in the Schedule 13G/A filed with the SEC on February 11, 2013 are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(11)	Based solely on the Schedule 13G filed with the SEC on April 29, 2013. Represents shares of the Company’s common stock owned of record by clients of Lyon Street Capital, LLC. Lyon Street Capital, LLC, in its capacity as an investment adviser, has shared voting power with respect to 832,166 shares and shared dispositive power with respect to 832,166 shares.
(12)	Based solely on the Schedule 13G filed with the SEC on February 14, 2013. Represents shares of the Company’s common stock owned of record by clients of Wellington Management Company, LLP (“Wellington Management”). Wellington Management, in its capacity as investment adviser, has shared voting power with respect to 760,428 shares and shared dispositive power with respect to 760,428 shares.
(13)	Consists of 670,643 shares held by Grupo Vasconia, S.A.B., a Mexican corporation, as confirmed on April 29, 2013.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

A board of nine directors is to be elected at the Meeting to hold office until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. The following nominees have been recommended by the Board. Each of the nominees is a current Director of the Company. It is the intention of the persons named as proxies in the enclosed proxy to vote the shares covered thereby for the election of the nine persons named below, unless the proxy contains contrary instructions:

Name	Age	Position	Director of the Company Since

Jeffrey Siegel	70	Chairman of the Board of Directors, Chief Executive Officer and President	1967

Ronald Shiftan	68	Vice Chairman of the Board of Directors and Chief Operating Officer	1984

Craig Phillips	62	Senior Vice-President — Distribution and Director	1974

David E. R. Dangoor	63	Director	2007

Michael Jeary	66	Director	2005

John Koegel	61	Director	2008

Cherrie Nanninga	64	Director	2003

Michael J. Regan	71	Director	2012

William U. Westerfield	81	Director	2004

BACKGROUND OF DIRECTORS

Jeffrey Siegel is Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Siegel has held the position of Chairman of the Board since June 2001, the position of President since December 1999 and the position of Chief Executive Officer since December 2000. Mr. Siegel also is a director of Grupo Vasconia, S.A.B. (“Vasconia”), a manufacturer and distributor of industrial aluminum products, aluminum disks, cookware and related items, in which the Company has approximately a 30% equity ownership. Shares of Vasconia’s capital stock are traded on the Bolsa Mexicana de Valores, the Mexican Stock Exchange. Mr. Siegel has served the Company in various capacities and has been a director of the Company since 1967.

Ronald Shiftan is Vice Chairman of the Board of Directors and Chief Operating Officer. He was elected Vice Chairman in November 2004 and Chief Operating Officer in June 2005. Mr. Shiftan has been a director of the Company since 1984 and is a director of Vasconia and GS Internacional S/A (“GSI”), a wholesale distributor of branded housewares products in Brazil, in which the Company has a 40% equity ownership.

Craig Phillips has been Senior Vice-President - Distribution since July 2003. Mr. Phillips held the position of Vice-President - Manufacturing from 1973 to 2003. Mr. Phillips, a cousin of Mr. Siegel, has been a director of the Company since 1973.

David E. R. Dangoor has been President of Innoventive Partners LLC, a firm that provides consulting services in the fields of strategic planning, marketing and public relations, since 2002. Prior thereto, over a period of 27 years, Mr. Dangoor held various senior executive positions and in several countries with Philip Morris Companies/Altria Group including in the U. S., Canada, England and Germany. Mr. Dangoor is also the Chairman of the Board of Directors of BioGaia AB, a public Swedish biotech company that develops and markets pro-biotic solutions through food concepts and supplements and a member of the Board of Directors of Lorillard, Inc., a New York Stock Exchange listed cigarette manufacturer. Mr. Dangoor also serves as Honorary Consul General of Sweden in New York.

Michael Jeary is President of Laughlin Constable, an advertising agency with offices in Milwaukee, Chicago and New York. From 2006 to July 2009, Mr. Jeary was President and CEO of Partners + Jeary, a New York-based advertising agency.

John Koegel has been a principal of Jo-Tan, LLC, a retail consulting company, for the past seven years. From February 2010 to October 2011, Mr. Koegel was a member of the Board of Directors and Lead Director of Game Trading Technologies, Inc., a publicly held provider of trading solutions for video game retailers, publishers, rental companies and consumers.

Cherrie Nanninga has been the Chief Operating Officer of the New York Tri-State Region of CBRE, a commercial real estate firm, since 2002. For 23 years prior thereto, Ms. Nanninga was employed by The Port Authority of New York and New Jersey where she most recently served as Deputy Chief Financial Officer and Director of Real Estate.

Michael J. Regan is a former Vice Chairman and Chief Administrative Officer of KPMG LLP, a leading U.S. audit, tax and advisory services firm, and was the lead audit partner for many Fortune 500 companies during his 40-year tenure with KPMG. Mr. Regan currently is a director of DynaVox Inc., a provider of speech generating devices and symbol-adapted special education software (since 2011) and of Scientific Games Corporation, an entertainment and media company (since 2006). Mr. Regan previously served on the boards of directors of Citadel Broadcasting Corporation and Allied Security Holdings LLC.

William U. Westerfield is a retired certified public accountant. From 1965 to 1992, Mr. Westerfield was an audit partner at Price Waterhouse LLP, an independent public accounting firm. Mr. Westerfield previously served as a director and member of the audit, compensation, nominating and corporate governance committees of Gymboree Corporation, an international children’s apparel retailer. Mr. Westerfield also previously served as a director and a member of the audit committee of West Marine, Inc., a boating supply retailer.

QUALIFICATIONS OF DIRECTORS

Director	Key Qualifications

Jeffrey Siegel	Service as the Chairman, President and Chief Executive Officer of the Company; extensive knowledge of the Company’s strategy, operations and financial position and of the housewares and retail industries.

Ronald Shiftan	Service as Vice Chairman and Chief Operating Officer of the Company; knowledge of the Company and the housewares industry; distinguished career with public company board experience, leadership experience at a large public sector organization, financial markets expertise acquired as a general partner in a major international investment banking firm; financial, business and strategic acumen.

Craig Phillips	Service as Senior Vice President – Distribution of the Company; knowledge of the Company’s strategy, operations and financial position; knowledge of the housewares industry.

David E. R. Dangoor	Distinguished career with public company board experience; experience gained in marketing and general management positions with a large global consumer products company; knowledge of the Company and the housewares industry through board service.

Michael Jeary	Distinguished career as a marketing executive. Consumer products and e-commerce experience gained in leadership positions in the advertising industry; knowledge of the Company and the housewares industry through board service.

John Koegel	Distinguished career in retailing; strong background in merchandising and general management; consultant for private investment funds and their retail and consumer related portfolio companies; recognized expertise in business improvement, management oversight and due diligence; experience in providing strategic advice on merger and acquisition transactions; knowledge of the Company and the housewares industry through board service.

Cherrie Nanninga	Distinguished career as a financial and operations executive; experience as Deputy Chief Financial Officer of a large public sector organization and Chief Operating Officer of a large division of a multinational company; knowledge of the Company and the housewares industry through board service.

Michael J. Regan	Distinguished career with extensive public company board experience; experience as an audit partner in a large international accounting firm; financial, business and strategic acumen and knowledge of the retail and consumer products industries.

William U. Westerfield	Distinguished career with extensive public company board experience; experience as an audit partner in a large international accounting firm; financial, business and strategic acumen; knowledge of the Company and the housewares industry through board service.

The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, should any of the foregoing nominees become unavailable for any reason, the persons named in the enclosed proxy intend to vote for such other person or persons as the Board may nominate.

The Board recommends that stockholders vote FOR the election of the nominated directors. Signed proxies that are returned will be so voted unless otherwise instructed on the proxy card.

EXECUTIVE OFFICERS

The following table sets forth the names and ages of each of the Company’s executive officers as of April 29, 2013:

Name	Age	Position
Jeffrey Siegel	70	Chairman of the Board of Directors, Chief Executive Officer and President

Ronald Shiftan	68	Vice Chairman of the Board of Directors and Chief Operating Officer

Craig Phillips	62	Senior Vice-President — Distribution and Director

Laurence Winoker	57	Senior Vice-President — Finance, Treasurer and Chief Financial Officer

BACKGROUND OF EXECUTIVE OFFICER

Laurence Winoker has been the Company’s Senior Vice-President – Finance, Treasurer and Chief Financial Officer since July 2007. Prior thereto, Mr. Winoker was Senior Vice-President, Controller and Treasurer of MacAndrews & Forbes Holdings Inc., a holding company with controlling interests in a diversified portfolio of public and private companies including Revlon, Inc. Mr. Winoker was Senior Vice-President, Treasurer and Controller of Revlon, Inc. from 1999 to 2003.

All of the Company’s officers are elected annually by the Board and hold office at the pleasure of the Board and serve until their successors are elected and qualified. Certain directors are executives of the Company for a contractual term pursuant to employment agreements. See Compensation Discussion and Analysis section for summarized terms of these agreements with the Named Executive Officers of the Company.

See Election of Directors for biographies, names and ages of Directors.

CORPORATE GOVERNANCE

BOARD INDEPENDENCE

The Board has determined that David E. R. Dangoor, Michael Jeary, John Koegel, Cherrie Nanninga, Michael J. Regan and William U. Westerfield are independent directors under the listing standards of The NASDAQ Stock Market, LLC. Jeffrey Siegel, Ronald Shiftan and Craig Phillips are employees of the Company and are not considered to be independent directors.

BOARD LEADERSHIP STRUCTURE

Jeffrey Siegel serves as Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Mr. Siegel has served the Company in various capacities and has been a director of the Company since 1967 and is the largest individual stockholder of the Company. Mr. Siegel provides effective leadership and guidance as the Chairman in the development of the Company’s risk profile, pursuit of its strategic goals and recognition of business opportunities that present themselves. The Company believes combining the role of Chairman and CEO enhances Mr. Siegel’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors and ensures that both groups act with a common purpose.

The Board of Directors is composed of nine directors, six of whom are independent of the Company. The Company’s independent directors, and its governance practices, provide effective and independent oversight of management. The independent directors meet in periodic executive sessions, the results of which are discussed with the CEO. Each independent director has an equal stake in the Board’s actions and equal accountability to the Company and its stockholders.

The Company has evaluated whether the Board would be more effective with a different structure and has determined that a change would offer no net benefit to the stockholders. The Company believes its current structure provides for unified leadership and direction to the Board and management and encourages active involvement, independent thinking and an environment of equal influence among all directors. For the foregoing reasons, the Company has determined that its leadership structure is appropriate given the Company’s specific circumstances.

STOCK OWNERSHIP GUIDELINES

Effective July 31, 2012, the Board of Directors adopted stock ownership guidelines applicable to directors. Under these guidelines, a director must, on or prior to the compliance deadline, own shares of the Company’s stock in an amount equal to or in excess of 3 times the non-employee director annual cash retainer, with such value determined at the time of receipt of stock based on payment or contribution. The compliance deadline is the later of (i) 5 years after the director’s election to the Board and (ii) January 1, 2011. For purpose of the foregoing, unexercised stock options are not considered in calculating stock ownership but restricted shares are included at the time the restriction lapses. All directors of the Company are in compliance with the stock ownership guidelines.

BOARD OVERSIGHT OF RISK

The Company’s Board of Directors bears the responsibility for maintaining oversight over the Company’s exposure to risk. The Board of Directors, itself and through its committees, meets with various members of management regularly and discusses the Company’s material risk exposures, the potential impact on the Company and the efforts of management it deems appropriate to deal with the risks that are identified. The Audit Committee considers the Company’s risk assessment and risk management practices including those relating to regulatory risks, financial liquidity and accounting risk exposure, reserves and the Company’s internal controls. The Nominating and Governance Committee considers the risks associated with corporate governance with the guidance of corporate and outside counsel. The Compensation Committee, in connection with the performance of its duties, considers risks associated with the Company’s compensation programs.

CODE OF ETHICS

The Company has adopted a Code of Ethics, as supplemented by a Code of Conduct, which applies to all of its directors, officers (including its Chief Executive Officer, Chief Financial Officer and Controller) and employees. A copy of the Company’s Code of Ethics will be furnished to any stockholder, without charge, upon written request to the Senior Vice-President – Finance of the Company.

BOARD MEETINGS

The Board held six meetings during the fiscal year ended December 31, 2012.

BOARD AND COMMITTEE ATTENDANCE

All nine directors attended the Company’s 2012 Annual Meeting of Stockholders. Directors are expected, but not required, to attend the Annual Meeting of Stockholders. The Board holds meetings on at least a quarterly basis and more often, if necessary, to fulfill its responsibilities. Each director attended a minimum of 75% of the board meetings and committee meetings scheduled during 2012.

STOCKHOLDER COMMUNICATION WITH DIRECTORS

Stockholders who wish to communicate with members of the Board, including the independent directors, individually or as a group, may send correspondence to them in care of the Secretary at the Company’s principal office, 1000 Stewart Avenue, Garden City, New York 11530. Alternatively, the directors may be contacted via e-mail at BoardofDirectors@lifetimebrands.com.

BOARD NOMINATION PROCESS

The Board of Directors nominates candidates to serve as directors of the Company based on the recommendation of the Board’s Nominating and Governance Committee. Directors are elected annually by the stockholders of the Company and serve until the next annual meeting of the stockholders or until their successors have been elected and qualified or until their earlier resignation or removal.

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee is composed of all of the Company’s independent directors: John Koegel (Chair), David E. R. Dangoor, Michael Jeary, Cherrie Nanninga, Michael J. Regan and William U. Westerfield. The Nominating and Governance Committee held four meetings in 2012.

The Nominating and Governance Committee has the following responsibilities:

•

To evaluate the qualifications of candidates for Board membership and, following consultation with the Chief Executive Officer, recommend to the Board nominees for open or newly created director positions;

•	To consider nominees recommended by stockholders as long as such recommendations are received at least 120 days before the stockholders meet to elect directors;

•

To periodically review the composition of the Board to determine whether it may be appropriate to add individuals with different backgrounds or skill sets from those already on the Board, and submit to the Board on an annual basis a report summarizing its conclusions regarding these matters;

•	To consider requests by members of the Board of Directors to serve on other public company boards;

•	To provide an orientation and education program for Directors;

•	To develop and make recommendations to the Board regarding governance principles applicable to the Company;

•	To assess the structure of the committees of the Board, develop and recommend corporate governance guidelines and develop and recommend procedures for the evaluation and self-evaluation of the Board;

•	To review the compensation of the Board and recommend changes to the Board; and

•	To perform such other duties as the Board may assign to the Committee.

The complete text of the Nominating and Governance Committee charter was set forth as Appendix C to the 2012 Proxy Statement. The Nominating and Governance Committee charter is available on the Company’s website at www.lifetimebrands.com.

BOARD DIVERSITY

The Company’s policy provides that, while diversity and the variety of experiences and viewpoints represented on the Board of Directors should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the Nominating and Governance Committee focuses on skills, expertise and background that would compliment those of the existing members of the Board of Directors, recognizing the nature of the Company’s business.

AUDIT COMMITTEE

The Audit Committee is composed of four directors, each of whom is independent, as required by the Audit Committee charter and the listing requirements for The NASDAQ Stock Market, LLC and the SEC rules. The current members are William U. Westerfield (Chair), David E. R. Dangoor, Cherrie Nanninga and Michael J. Regan. The Board has determined that William U. Westerfield and Michael J. Regan are “Audit Committee Financial Experts,” as defined by the SEC rules. The Audit Committee held five meetings during 2012.

The Audit Committee, among other things, regularly:

•	Considers the qualifications of and appoints and reviews the activities of the Company’s independent registered public accounting firm;

•

Reviews and approves audit fees and fees for non-audit services rendered or to be rendered by the independent accountants, and reviews the audit plan and the services rendered or to be rendered by the independent accountants for each year and the results of their audit of the financial statements for the previous year;

•	Evaluates the Company’s organization and its internal controls, policies, procedures and practices to determine whether they are reasonably designed to:

•	Provide for the safekeeping of the Company’s assets; and

•	Assure the accuracy and adequacy of the Company’s records and financial statements;

•	Reviews the activities of the Company’s internal audit function and approves the internal audit plan and budget;

•	Reviews the Company’s financial statements and reports;

•

Discusses the Company’s processes with respect to risk assessment and risk management and reviews the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	Monitors compliance with the Company’s internal controls, policies, procedures and practices;

•	Reviews and approves related-party transactions; and

•	Undertakes such other activities as the Board from time to time may delegate to it.

The complete text of the Audit Committee charter was set forth as Appendix A to the 2010 Proxy Statement. The Audit Committee charter is also available on the Company’s website at www.lifetimebrands.com.

STRATEGIC PLANNING COMMITTEE

The Strategic Planning Committee is composed of four directors. The current members are Michael Jeary (Chair), John Koegel, David E. R. Dangoor and Jeffrey Siegel. The Strategic Planning Committee held three meetings in 2012.

The Strategic Planning Committee, among other things, provides assistance to the Board in fulfilling its responsibilities to the stockholders of the Company with respect to the following:

•	Monitoring and informing the Board of developments, trends and new discoveries that may facilitate the Company to achieve its goals by improving operations, profitability and stockholder value;

•	Reviewing and recommending to the Board, for its approval, long-term business objectives and plans developed by management; and

•	Overseeing the development and monitoring the implementation of a strategic plan.

The Strategic Planning Committee regularly receives updates from the Chairman of the Board of Directors and Chief Executive Officer, and from time to time meets with the Company’s Division Presidents.

The complete text of the Strategic Planning Committee charter is available on the Company’s website at www.lifetimebrands.com.

COMPENSATION COMMITTEE

The Compensation Committee is composed of three directors, each of whom is independent. The current members are Cherrie Nanninga (Chair), John Koegel and Michael Jeary. The Compensation Committee held nine meetings during 2012.

The Compensation Committee advises the Board with respect to the Company’s compensation practices and administers the Company’s 2000 Incentive Bonus Compensation Plan and its 2000 Long-Term Incentive Plan.

The principal duties and responsibilities of the Compensation Committee include: (i) reviewing and approving compensation principles that apply generally to the Company’s employees, (ii) establishing and reviewing corporate goals and objectives relevant to the compensation of the Chief Executive Officer and Chief Operating Officer, and (iii) reviewing, based primarily on the evaluations and recommendations of the Chief Executive Officer and Chief Operating Officer, the performance of the other executive officers of the Company. The Compensation Committee considers the following factors in making or approving compensation decisions or recommendations from executive management: Company performance, division performance, individual performance, executive potential and retention.

The complete text of the Compensation Committee charter was set forth as Appendix D to the 2012 Proxy Statement. The Compensation Committee charter is also available on the Company’s website at www.lifetimebrands.com.

EXECUTIVE SESSIONS

The independent directors meet at regularly scheduled executive sessions without members of management present.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company (the “Audit Committee”) reviewed and discussed the consolidated financial statements of the Company and its subsidiaries that are set forth in the Company’s 2012 Annual Report to Stockholders and in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 with the management of the Company and with Ernst & Young LLP, the independent registered public accounting firm of the Company.

The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, which includes, among other items, matters relating to the conduct of an audit of the Company’s financial statements and the adequacy of internal controls.

The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Rule 3256 of the Public Company Accounting Oversight Board, Communications Concerning Independence, and discussed with Ernst & Young LLP that firm’s independence from the Company. The Committee concluded that the provision by Ernst & Young LLP of non-audit services, including tax preparation services, to the Company is compatible with its independence.

Based on the review and discussions with the management of the Company and with Ernst & Young LLP, referred to above, the Audit Committee recommended to the Board of Directors that the Company publish the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2012 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in the Company’s 2012 Annual Report to Stockholders.

April 29, 2013

The Audit Committee

William U. Westerfield - Chair
David E. R. Dangoor
Cherrie Nanninga
Michael J. Regan

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

The Company achieved certain financial and strategic goals during 2012. Consolidated net sales in 2012 increased 9.5% and product margins remained stable, as compared to the prior year. The Company’s U.S. wholesale business achieved solid, profitable growth.

The Company continued its important investment activities, which included the acquisition of the business and assets of Fred® & Friends (“F&F”), a line of innovative products featuring fun kitchen tools, tabletop accessories, party goods and giftware products, in December 2012. The purpose of this investment was to accelerate the Company’s growth through expansion of the Company’s offerings to existing retail customers and to capitalize on F&F’s strong relationships with independent specialty stores. These results were achieved through execution of the Company’s business strategy during an uncertain and challenging period in the global economy.

The financial highlights for 2012 included the following:

•	Net sales were $486.8 million in 2012, as compared to net sales of $444.4 million in 2011.

•	Income from operations was $27.3 million in 2012, as compared to $24.6 million in 2011.

•	Income before income taxes and equity in earnings was $20.1 million in 2012, as compared to $16.8 million in 2011.

•	Net income was $20.9 million in 2012, as compared to net income of $14.1 million in 2011.

•

EBITDA was $41.2 million in 2012 as compared to EBITDA of $38.1 million in 2011. The Company defines EBITDA as net income, adjusted to exclude undistributed equity earnings, interest, income taxes, depreciation and amortization, stock compensation expense, loss on early retirement of debt, intangible asset impairment and acquisition related expenses. A reconciliation of net income to EBITDA is included on page 26 of the Company’s Form 10-K filed on March 15, 2013.

The Company’s compensation program, which reflects the Company’s long-standing philosophy and objectives, is designed to align executive compensation with the financial results and the achievements of the executives, yielding a high level of correlation between pay and performance. The financial results, evaluated by the Compensation Committee are adjusted to exclude income or expenses, which the Compensation Committee believes should be excluded, to provide for a direct correlation of the financial results and executive compensation.

In 2011, the Board of Directors provided stockholders with the opportunity to cast an advisory vote on executive compensation. At the Company’s Annual Meeting of Stockholders, held on June 16, 2011, approximately 97.8% of the shares present at the meeting voted to approve the compensation of our named executive officers. Although this vote was non-binding and advisory, the Compensation Committee believes that the outcome affirms stockholder support of the Company’s approach to executive compensation. Both the Board and Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions. The next advisory vote on executive compensation will occur at the Company’s Annual Meeting of Stockholders in 2014.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Company’s compensation program historically has been designed to attract, reward and retain capable executives and to provide incentives for the attainment of short-term performance objectives and strategic long-term performance goals. A number of key principles guide management and the Compensation Committee in determining compensation for hiring, motivating, rewarding and retaining executive officers who create both short and long-term stockholder value for the Company. The Company believes that a significant amount of compensation must be linked to measurable success in business performance. A strong link between compensation and performance provides incentives for achieving short and long-term financial and business objectives and for aligning management’s interests with those of the stockholders. Management and the Compensation Committee also believe that it must set compensation at levels that will be competitive with the compensation offered by those companies against whom the Company competes for executive talent so that the Company is able to attract and retain talented and experienced executives.

In an effort to balance the need to retain executive talent yet motivate executives to achieve superior performance, the Company has adopted a compensation philosophy that contains both fixed and variable elements of compensation. The Company’s compensation philosophy is to reward executives with compensation aligned to the Company’s short-term and long-term financial goals and the establishment of performance targets that do not promote excessive risk. The elements of the Company’s executives’ total compensation are base salary, cash bonus and stock incentives. The compensation program was designed to create a substantial percentage of variable compensation for executives, subject to increases or decreases based on the attainment of specified achievements and targets. Consistent with the Company’s goal of linking pay and performance, the performance-based compensation of the Company’s CEO and COO amounted to 63% and 58% of their total compensation, respectively, for 2012.

The following charts indicate the elements of compensation of the Company’s CEO and all of the NEOs for 2012.

The named executive officers (“NEOs”) of the Company are:

Jeffrey Siegel	Chairman of the Board of Directors, President and Chief Executive Officer

Ronald Shiftan	Vice Chairman of the Board of Directors and Chief Operating Officer

Craig Phillips	Senior Vice-President — Distribution and Director

Laurence Winoker	Senior Vice-President — Finance, Treasurer and Chief Financial Officer

ROLE OF THE COMPENSATION CONSULTANT

Since 2008, the Compensation Committee has engaged Pearl Meyer & Partners as the Compensation Committee’s independent outside compensation consultant to provide services related to executive and non-employee director compensation. Pearl Meyer & Partners does not provide other services to the Company unless approved by the Compensation Committee.

Pearl Meyer & Partners assists the Compensation Committee in its evaluation of the Company’s compensation philosophy and with the development of relevant metrics used by the Compensation Committee to assure internal equity and market parity. Pearl Meyer & Partners developed a peer group of companies with characteristics generally comparable to the Company’s revenue and market capitalization for review and approval by the Compensation Committee. The peer group companies used in the analysis are Blyth Inc., Kenneth Cole Productions Inc., CSS Industries Inc., Perry Ellis Intl Inc., G-III Apparel Group, Helen of Troy, JAKKS Pacific Inc., Libbey Inc. and Kid Brands, Inc. The Compensation Committee believes that the companies included in the peer group are the most comparable public companies; however most of the Company’s direct competitors are either smaller, international or privately-held. The Compensation Committee considers the competitive data compiled by Pearl Meyer & Partners as reference points, but does not “benchmark” to specific pay levels when establishing goals and objectives relevant to the Company’s compensation policy. In 2010, Pearl Meyer & Partners provided competitive data and a market analysis which was used by the Compensation Committee in negotiating the terms of the CEO’s new employment agreement, which became effective on January 1, 2011.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Compensation Committee analyzed whether the services of Pearl Meyer & Partners could result in any conflicts of interest, with consideration of the following factors: (i) Pearl Meyer & Partners does not provide any services to the Company other than as disclosed, (ii) the fees paid by the Company amount to less than 1% of Pearl Meyer & Partners total revenue for the applicable period, (iii) the policies and procedures of Pearl Meyer & Partners were designed to ensure independence, (iv) Pearl Meyer & Partners does not have any business or personal relationship with the Company’s CEO and any member of the Compensation Committee and (v) neither Pearl Meyer & Partners, nor any of its consultants that provide services to the Compensation Committee, owns any stock of the Company. The Compensation Committee determined, based on its own analysis, that the services of Pearl Meyer & Partners, including the individual compensation advisors employed by this firm, has not created any conflicts of interest. On an annual basis, the Compensation Committee will continue to monitor the independence of its compensation consultant.

SPECIFIC ELEMENTS OF NEO COMPENSATION

SALARY

Salary is intended to compensate the executive for performance of core job responsibilities and duties.

The salaries of Jeffrey Siegel and Ronald Shiftan are fixed by employment agreements that have been negotiated between Messrs. Siegel and Shiftan, respectively, and the Compensation Committee.

In determining Mr. Siegel’s compensation, the Compensation Committee took into account Mr. Siegel’s long-standing executive role in the Company, his extensive knowledge of and experience in the Housewares industry and his role in directing the growth of the Company. The Compensation Committee views Mr. Siegel as one of the most experienced and successful executives in the Housewares industry. The Compensation Committee also reviewed compensation being paid to other chief executive officers having the depth of experience, knowledge and industry awareness possessed by Mr. Siegel.

In determining Mr. Shiftan’s compensation, the Compensation Committee took into account his significant role in developing, structuring and implementing the Company’s growth and acquisition strategies. The Compensation Committee also considered Mr. Shiftan’s role in assisting Mr. Siegel in various aspects of the Company’s business.

The salaries of Craig Phillips and Laurence Winoker are set forth in their employment agreements with the Company.

CASH BONUSES

Mr. Siegel and Mr. Shiftan receive cash bonuses based on certain targets established pursuant to their respective employment agreements that are based on earnings before interest and taxes adjusted for certain items and individual goals as more fully described below under the Summary Compensation Table.

Cash bonuses paid to Mr. Siegel of $1,712,632 and Mr. Shiftan of $801,665 in 2012 represented 76% and 98%, respectively, of the maximum cash bonuses available to them of $2,250,000 and $820,700, respectively, pursuant to their employment agreements.

Mr. Phillips and Mr. Winoker are each entitled to receive a bonus determined based on financial and performance objectives set forth in writing for each calendar year during the term of their employment agreements.

STOCK OPTIONS

The Compensation Committee granted stock options to Jeffrey Siegel, Ronald Shiftan and Laurence Winoker in connection with their entering into their respective employment agreements. In addition, each NEO generally receives stock options once a year based on individual, division and Company performance, overall dilution, retention and executive potential.

In 2009, Pearl Meyer & Partners provided the Compensation Committee with guidelines for long-term incentives that approximated the Company’s targeted competitive position of between the 50th and 75th percentiles with respect to the Company’s peer group and long-term incentive survey data, which was measured using a variety of different perspectives in recognition of the Company’s share price volatility leading up to the date of the analysis. The Compensation Committee considers illustrative guidelines provided to the Compensation Committee by Pearl Meyer & Partners, together with individual, division and Company performance, overall dilution, retention and executive potential, in granting stock options to the NEOs. The Company’s stock options typically vest over a period of 3 to 5 years.

OTHER COMPENSATION

The Company maintains a defined contribution 401(k) plan for all employees including the NEOs. The Company suspended its matching contributions effective January 1, 2009.

The Company offers perquisites that it believes are customary and reasonable, such as Company paid automobile expenses, and with respect to Messrs. Siegel and Shiftan, reimbursement or payment of certain insurance and professional expenses.

The following chart shows each of the above elements of compensation as a percentage of total compensation received by the NEOs for 2012, 2011 and 2010:

		Major Elements of Each NEO’s Compensation as a Percentage of Total Compensation				Total Compensation Per Summary Compensation Table
		% Salary	% Bonus	% Stock options	% Other compensation	Total $
Jeffrey Siegel	2012	33	57	6	4	$2,989,804
	2011	30	41	26	3	3,344,579
	2010	32	38	26	4	3,132,413
Ronald Shiftan	2012	36	50	8	6	1,587,727
	2011	40	45	8	7	1,399,994
	2010	33	39	23	5	1,721,709
Craig Phillips	2012	61	28	8	3	535,663
	2011	66	25	6	3	492,380
	2010	65	19	12	4	504,226
Laurence Winoker	2012	53	37	8	2	795,719
	2011	60	30	8	2	682,363
	2010	49	30	20	1	819,871

ACCOUNTING AND TAX CONSIDERATIONS

Internal Revenue Code (the “Code”) Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to any of the companies’ chief executive officer and other named executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. The Company periodically reviews the potential consequences of Section 162(m) and may structure the performance-based portion of an executive’s compensation to comply with certain exemptions in Section 162(m). However, the Company reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m), when the Company believes that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions and the executive officer’s performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. The Compensation Committee also evaluates the levels of risks arising from the Company’s compensation policies and practices and reviews suggested practices to mitigate such risks. The risks considered by the Compensation Committee included the following: (i) strategic risk, which involves the alignment of performance metrics of executives with the objective of long-term value creation for shareholders, (ii) governance risk, focused on the independence and level of expertise of Compensation Committee members as well as the use of a compensation consultant, and (iii) pay-mix risk, which includes the balancing of the fixed and variable performance components of executive compensation. The Company concluded that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Based on this review, discussion and evaluation of risks, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

April 29, 2013	The Compensation Committee
Cherrie Nanninga – Chair
John Koegel
Michael Jeary

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of the Company’s NEOs:

Name and Principal Position	Year	Salary	Bonus	Option awards (1)	All other compensation	Total

Jeffrey Siegel (2) Chairman of the Board of Directors, Chief Executive Officer and President	2012	$1,000,000	$1,712,632	$181,500	$95,672	$2,989,804
	2011	1,000,000	1,379,842	877,500	87,237	3,344,579
	2010	1,004,733	1,190,984	805,000	131,696	3,132,413

Ronald Shiftan (3) Vice Chairman of the Board of Directors and Chief Operating Officer	2012	566,000	801,665	121,000	99,062	1,587,727
	2011	566,000	631,202	110,400	92,392	1,399,994
	2010	566,183	662,019	402,500	91,007	1,721,709

Craig Phillips (4) Senior Vice-President — Distribution and Director	2012	325,000	149,175	45,375	16,113	535,663
	2011	325,000	123,500	27,600	16,280	492,380
	2010	325,096	97,663	60,375	21,092	504,226

Laurence Winoker (5) Senior Vice-President — Finance, Treasurer and Chief Financial Officer	2012	425,000	298,180	60,500	12,039	795,719
	2011	406,800	208,282	55,200	12,081	682,363
	2010	399,760	248,480	161,000	10,631	819,871

Notes:

(1)	Represents the aggregate grant date fair value of the stock options as determined under the Financial Accounting Standards Board Accounting Standards Codification Topic No. 718-20, Awards Classified as Equity, which will be recognized by the Company for options granted during 2011, 2010, and 2009. For information regarding the valuation of these options refer to Note G to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	2012 – All other compensation consists of reimbursement of insurance expenses of $60,000, Company paid automobile related expenses of $30,672, and reimbursement of professional fees of $5,000.

2011 – All other compensation consists of reimbursement of insurance expenses of $60,000, Company paid automobile related expenses of $22,237, and reimbursement of professional fees of $5,000.

2010 – All other compensation consists of reimbursement of insurance expenses of $100,000 (includes a gross-up payment to cover taxes of $40,000), Company paid automobile related expenses of $26,696, and reimbursement of professional fees of $5,000. Effective January 1, 2011, the Company discontinued the practice of paying tax gross-ups with respect to insurance and other reimbursements.

(3)	2012 – All other compensation consists of reimbursement of insurance expenses of 60,000, Company paid automobile related expenses of $24,062, and reimbursement of professional fees of $15,000.

2011 – All other compensation consists of reimbursement of insurance expenses of $60,000, Company paid automobile related expenses of $20,599, and reimbursement of professional fees of $11,793.

2010 – All other compensation consists of reimbursement of insurance expenses of $60,000, Company paid automobile related expenses of $20,005, and reimbursement of professional fees of $11,002.

Notes (continued):

(4)	2012 – All other compensation consists of Company paid automobile related expenses of $16,113.

2011 – All other compensation consists of Company paid automobile related expenses of $16,280.

2010 – All other compensation consists of Company paid automobile related expenses of $21,092.

(5)	2012 – All other compensation consists of Company paid automobile related expenses of $12,039.

2011 – All other compensation consists of Company paid automobile related expenses of $12,081.

2010 – All other compensation consists of Company paid automobile related expenses of $10,631.

Jeffrey Siegel

During 2012, Jeffrey Siegel was employed by the Company as its President and Chief Executive Officer pursuant to an employment agreement dated March 4, 2011 (the “Employment Agreement”), as amended on April 30, 2012.

The employment agreement with Mr. Siegel, which became effective as of January 1, 2011, extended the term of Mr. Siegel’s employment through December 31, 2013, with automatic renewals for additional one year periods unless his employment is terminated by either the Company or Mr. Siegel; provides for an annual base salary of $1,000,000; Company-paid automobile expenses; reimbursement of certain legal, financial and other professional services up to $10,000 during any twelve month period; and reimbursement of insurance premiums up to $60,000 per year. The amendment eliminated all gross-up payments for taxes on such additional payments.

Pursuant to the Employment Agreement, the Company granted Mr. Siegel an option to purchase 150,000 shares of the Company’s common stock at a price per share equal to the closing stock price on March 4, 2011. Such stock option will vest and become exercisable in three equal installments on December 31, 2011, 2012 and 2013 and expire ten years from the date of grant.

The Employment Agreement also entitles Mr. Siegel to receive (a) an Annual Adjusted IBIT Performance Bonus at a target of 100% of salary based on an Adjusted IBIT Performance Bonus Table prepared by the Compensation Committee and the annual budget reviewed by the Board of Directors of the Company and (b) an Annual Individual Goal Bonus based on certain measurable objectives. Pursuant to the Employment Agreement, the threshold Adjusted IBIT for such year would be 50% of the target Adjusted IBIT for such year which, if achieved, would entitle Mr. Siegel to receive 50% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year. Similarly, the maximum Adjusted IBIT for such year would be 200% of the target Adjusted IBIT for such year which, if achieved, would entitle Mr. Siegel to receive 200% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year. The Employment Agreement also provided that the Adjusted IBIT Performance Bonus for any such year would be zero if the Adjusted IBIT achieved by the Company for such year was less than the threshold Adjusted IBIT for such year. The term “Adjusted IBIT,” as it applies to any particular year, means that amount for such year equal to the Company’s income before income taxes as determined by the Company’s independent auditors using generally accepted accounting principles, subject to such adjustments as are set forth in the Adjusted IBIT Performance Bonus Table for such year.

The Employment Agreement further entitles Mr. Siegel to receive an Annual Individual Goal Bonus equal to 25% of his salary for such year based on meeting individual measurable objectives set by the Compensation Committee in consultation with Mr. Siegel. If Mr. Siegel satisfies at least 50% of such objectives, he shall be entitled to an Annual Individual Goal Bonus equal to 12.5% of his salary for such year. If Mr. Siegel meets less than 50% of such objectives, he shall not be entitled to receive any Annual Individual Goal Bonus for such year.

The Employment Agreement further provides for payments due to Mr. Siegel upon the termination of his employment as described under Potential Payments Upon Termination or Change in Control.

On April 30, 2012, the Company entered into a first amendment to Mr. Siegel’s Employment Agreement (the “First Amendment to Employment Agreement”), pursuant to which provisions that limited payments to the amount deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Cut-Back Provisions”), were eliminated. The Cut-Back Provisions were included in Section 3(a) of the Amended Employment Agreement and in Section 4(a) of the Employment Agreement and such provisions were deleted as if such provisions were never contained therein.

The complete text of Mr. Siegel’s Employment Agreement was filed with the SEC as an exhibit to a Form 8-K dated March 8, 2011. The complete text of the First Amendment to Employment Agreement was filed with the SEC as an exhibit to a Form 8-K dated April 30, 2012.

Ronald Shiftan

During 2012, Ronald Shiftan was employed by the Company as its Vice Chairman and Chief Operating Officer pursuant to an employment agreement dated August 10, 2009 (the “Amended Agreement”), as amended on November 9, 2010.

The Amended Agreement extended the term of Mr. Shiftan’s employment through December 31, 2012, with automatic renewals for additional one year periods unless his employment is terminated by either the Company or Mr. Shiftan; provides for an annual base salary of $566,000; Company-paid automobile expenses; reimbursement of certain legal, financial and other professional services up to $15,000 during any twelve month period; and reimbursement of insurance premiums up to $60,000 per year.

Pursuant to the Amended Agreement, Mr. Shiftan was granted an option to purchase 125,000 shares of the Company’s common stock at a price equal to the closing stock price on August 10, 2009 with an expiration of five years from the date of grant. The option vested 25% on December 31, 2009 and the balance vested in three equal annual installments commencing on December 31, 2010 and, therefore, 100% was vested as of December 31, 2012.

The Amended Agreement also entitled Mr. Shiftan to receive (a) an Annual Adjusted IBIT Performance Bonus at a target of 90% of salary based on an Adjusted IBIT Performance Bonus Table prepared by the Compensation Committee and the annual budget reviewed by the Board of Directors of the Company and (b) an Annual Individual Goal Bonus based on certain measurable objectives. Pursuant to the Amended Agreement, the threshold Adjusted IBIT for any such year would be 50% of the target Adjusted IBIT for such year which, if achieved, would entitle Mr. Shiftan to receive 50% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year. Similarly, the maximum Adjusted IBIT for such year would be 150% of the target Adjusted IBIT for such year which, if achieved, would entitle Mr. Shiftan to receive 150% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year. The Amended Agreement also provided that the Adjusted IBIT Performance Bonus for any such year would be zero if the Adjusted IBIT achieved by the Company for such year was less than the threshold Adjusted IBIT for such year. The term “Adjusted IBIT,” as it applies to any particular year, means that amount for such year equal to the Company’s income before income taxes as determined by the Company’s independent auditors using generally accepted accounting principles, subject to such adjustments as are set forth in the Adjusted IBIT Performance Bonus Table for such year.

The Amended Agreement further entitled Mr. Shiftan to an Annual Individual Goal Bonus equal to 10% of his salary for such year based on meeting individual measurable objectives set by the Chief Executive Officer and monitored by the Compensation Committee of the Board of Directors. If Mr. Shiftan met at least 50% of such objectives, he would be entitled to an Annual Individual Goal Bonus equal to at least 5% of his salary for such year. If Mr. Shiftan satisfied less than 50% of such objectives, he would not be entitled to receive any Annual Individual Goal Bonus for such year.

The Amended Agreement further provided for payments due to Mr. Shiftan upon the termination of his employment as described under Potential Payments Upon Termination or Change in Control.

On December 20, 2012, the Company entered into a second amended and restated employment agreement (the “Second Amended Agreement”) with Mr. Shiftan, effective as of January 1, 2013. The Second Amended Agreement extended the term of Mr. Shiftan’s employment through December 31, 2015, with automatic renewals for additional one year periods unless his employment is terminated by either the Company or Mr. Shiftan; provides for an annual base salary of $650,000; Company-paid automobile expenses; reimbursement of certain legal, financial and other professional services up to $15,000 during any twelve month period; and reimbursement of insurance premiums up to $60,000 per year.

Pursuant to the Second Amended Agreement, the Company granted Mr. Shiftan an option to purchase 100,000 shares of the Company’s common stock at a price per share equal to the closing stock price on January 2, 2013. Such stock option will vest and become exercisable in four equal semi-annual installments on June 30, 2014, December 31, 2014, June 30, 2015 and December 31, 2015 and expire five years from the date of grant.

The Second Amended Agreement also entitles Mr. Shiftan to receive (a) an Annual Adjusted IBIT Performance Bonus and (b) an Annual Individual Goal Bonus. The bonus compensation payable under the Second Amended Agreement will be determined based on the same provisions of and calculations and formulas provided for in the Amended Agreement, except that the Annual Individual Goal Bonus was increased to 15% of Mr. Shiftan’s salary.

The complete text of Mr. Shiftan’s Amended Agreement dated August 10, 2009 was filed with the SEC as an exhibit to a Form 8-K dated August 12, 2009. The complete text of the amendment dated November 9, 2010 was filed with the SEC as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The complete text of the Second Amended Agreement was filed with the SEC as an exhibit to a Form 8-K dated December 20, 2012.

Craig Phillips

During 2012, Craig Phillips was employed by the Company as its Senior Vice President – Distribution pursuant to an employment agreement dated September 1, 2007, as amended on March 8, 2010. The agreement provided for an initial base annual salary of $325,000 and an annual bonus determined by the Compensation Committee of the Board of Directors, upon recommendation of the Company’s Chief Executive Officer and Chief Operating Officer, based primarily upon the Chief Executive Officer’s and Chief Operating Officer’s evaluation of Mr. Phillips’s performance during such calendar year. The agreement also provides for certain perquisites including fringe benefits and Company paid automobile related expenses.

On March 12, 2013, the Company entered into an amendment to Mr. Phillips’s employment agreement, pursuant to which Mr. Phillips’s base salary was increased to $360,000, effective as of January 1, 2013.

Mr. Phillips’s employment agreement further provides for payments to Mr. Phillips upon the termination of his employment as described under Potential Payments Upon Termination or Change in Control.

The complete text of Mr. Phillips’s amended and restated employment agreement was filed with the SEC as an exhibit to a Form 8-K dated March 10, 2010. The complete text of the amendment to Mr. Phillips’s amended and restated employment agreement was filed with the SEC as an exhibit to a Form 8-K dated March 15, 2013.

Laurence Winoker

During 2012, Laurence Winoker was employed by the Company as its Senior Vice-President — Finance, Treasurer and Chief Financial Officer pursuant to an employment agreement dated June 28, 2007, as amended on March 10, 2010 and April 12, 2012.

Mr. Winoker’s employment agreement, as amended, provides for an annual base salary of $425,000 for 2012 and a performance bonus based on performance objectives set forth in writing at the beginning of each calendar year during the term of the agreement. The agreement also provides for certain perquisites including fringe benefits and Company paid automobile related expenses.

Mr. Winoker’s employment agreement further provides for payments to Mr. Winoker upon the termination of his employment as described under Potential Payments Upon Termination or Change in Control.

The complete text of Mr. Winoker’s employment agreement, before it was amended, was filed with the SEC as an exhibit to a Form 8-K dated July 3, 2007. The complete text of the first amendment to Mr. Winoker’s employment agreement was filed with the SEC as an exhibit to a Form 8-K dated March 10, 2010. The complete text of the second amendment to Mr. Winoker’s employment agreement was filed with the SEC as an exhibit to a Form 8-K dated April 16, 2012.

GRANTS OF PLAN BASED AWARDS DURING THE FISCAL YEAR ENDED

DECEMBER 31, 2012

The following table sets forth information regarding grants of stock based compensation to the NEOs during 2012:

Name	Grant date	Number of securities underlying options		Exercise or base price of option awards (1)	Grant date fair value of option awards
Jeffrey Siegel	May 1, 2012	30,000	(2)	$11.64	$6.05
Ronald Shiftan	May 1, 2012	20,000	(2)	11.64	6.05
Craig Phillips	May 1, 2012	7,500	(2)	11.64	6.05
Laurence Winoker	May 1, 2012	10,000	(2)	11.64	6.05

Notes:

(1)	Represents the closing price of the Company’s common stock on the respective grant dates.
(2)	The options vest in equal yearly installments over four years commencing on the first anniversary of the grant date and expire on the tenth anniversary of the grant date.

The above stock options were granted pursuant to the Company’s 2000 Long-Term Incentive Plan, as amended (the “2000 Long-Term Plan”). Under the 2000 Long-Term Plan, up to 4,200,000 shares of the Company’s common stock may be subject to outstanding awards granted by the Board of Directors of the Company, or a duly appointed committee thereof, to directors, officers, employees, consultants and service providers to the Company and its affiliates in the form of stock options or other equity-based awards. At December 31, 2012, 756,832 shares of the total 4,200,000 shares that could be issued under the plan were available for awards that could be granted under the 2000 Long-Term Plan.

OPTION EXERCISES DURING THE FISCAL YEAR ENDED

DECEMBER 31, 2012

There were no options exercised by any NEO during 2012.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table sets forth the outstanding equity awards held by the NEOs at December 31, 2012:

Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Jeffrey Siegel	15,000	(1)			4.60	November 9, 2018
	50,000	(2)	50,000	(2)	13.27	May 6, 2020
	50,000	(3)	100,000	(3)	11.73	March 3, 2021
			30,000	(4)	11.64	April 30, 2022
Ronald Shiftan	5,000	(5)			8.55	August 12, 2013
	1,000	(6)			20.09	June 8, 2014
	15,000	(7)			4.60	November 9, 2018
	125,000	(8)			5.32	August 9, 2014
	25,000	(2)	25,000	(2)	13.27	May 6, 2020
	5,000	(9)	15,000	(9)	10.79	June 15, 2021
			20,000	(4)	11.64	April 30, 2022
Craig Phillips	25,000	(10)			7.72	June 30, 2013
	16,000	(11)			29.96	May 1, 2016
	10,000	(12)			22.46	May 6, 2013
	5,000	(13)			4.60	November 9, 2018
	3,750	(2)	3,750	(2)	13.27	May 6, 2020
	1,250	(9)	3,750	(9)	10.79	June 15, 2021
			7,500	(4)	11.64	April 30, 2022
Laurence Winoker	75,000	(14)			20.81	July 1, 2017
	5,000	(13)			4.60	November 9, 2018
	18,750	(15)	6,250	(15)	2.19	April 2, 2019
	10,000	(2)	10,000	(2)	13.27	May 6, 2020
	2,500	(9)	7,500	(9)	10.79	June 15, 2021
			10,000	(4)	11.64	April 30, 2022

Notes:

(1)	This option was granted on November 10, 2008 and vested quarterly through December 31, 2010.
(2)	This option was granted on May 7, 2010 and vests 25% a year in four equal annual installments commencing on the first anniversary of the date of grant.
(3)	This option was granted on March 4, 2011 and vests 33% a year in three equal annual installments commencing on the first anniversary of the date of grant.
(4)	This option was granted on May 1, 2012 and vests 25% a year in four equal annual installments commencing on the first anniversary of the date of grant.
(5)	This option was granted and vested on August 13, 2003.

Notes continued:

(6)	This option was granted and vested on June 9, 2004.
(7)	This option was granted on November 10, 2008 and vested quarterly through June 30, 2010.
(8)	This option was granted on August 10, 2009 and vested 25% on December 31, 2009 with the balance vesting in three equal annual installments commencing on December 31, 2010.
(9)	This option was granted on June 16, 2011 and vests 25% a year in four equal annual installments commencing on the first anniversary of the date of grant.
(10)	This option was granted on July 1, 2003 and vested 25% a year in four equal annual installments commencing on the first anniversary of the date of grant.
(11)	This option was granted on May 2, 2006 and vested 20% a year in five equal annual installments commencing on the first anniversary of the date of grant.
(12)	This option was granted on May 7, 2007 and vested 20% a year in five equal annual installments commencing on the first anniversary of the date of grant.
(13)	This option was granted on November 10, 2008 and vested 25% a year in four equal annual installments commencing on the first anniversary of the date of grant.
(14)	This option was granted on July 2, 2007 and vested 20% a year in five equal annual installments commencing on the first anniversary of the date of grant.
(15)	This option was granted on April 3, 2009 and vests 25% a year in four equal annual installments commencing on the first anniversary of the date of grant.

POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE IN CONTROL

The employment agreements that the Company has entered into with each of the NEOs require the Company to make certain payments to these individuals in the event of a termination of their employment or a change in control of the Company. The Company believes that the arrangements with respect to a change in control are appropriate to allow the NEOs to focus on the Company’s interests in a change of control situation without distractions relating to their employment. The following table shows estimated payments that would have been made to each of the Company’s NEOs pursuant to their current employment agreements under various scenarios involving a termination of employment or a change in control of the Company, assuming that each individual’s employment was terminated or a change in control of the Company had occurred on December 31, 2012 and using the closing market price of the Company’s common stock as of December 31, 2012:

Payment	Jeffrey Siegel	Ronald Shiftan	Craig Phillips	Laurence Winoker

Upon termination as a result of disability
Cash severance	$6,856,239	$3,637,832	$—	$212,500
Awarded but unpaid bonus	556,632	265,665	76,175	—
Accrued salary	3,846	2,177	1,250	—
Accrued vacation	38,135	21,770	12,500	16,346

	$7,454,852	$3,927,444	$89,925	$228,846

Upon termination as a result of death
Cash severance	$6,856,239	$3,637,832	$—	$—
Awarded but unpaid bonus	556,632	265,665	76,175	—
Accrued salary	3,846	2,177	1,250	—
Accrued vacation	38,135	21,770	12,500	16,346

	$7,454,852	$3,927,444	$89,925	$16,346

Upon termination by the Company for cause or by the executive without good reason
Awarded but unpaid bonus	$—	$—	$—	$129,180
Accrued salary	3,846	2,177	1,250	—
Accrued vacation	38,135	21,770	12,500	16,346

	$41,981	$23,947	$13,750	$145,526

Payment	Jeffrey Siegel	Ronald Shiftan	Craig Phillips	Laurence Winoker

Upon termination as a result of a change in control of the Company
Cash severance	$6,856,239	$3,637,832	$—	$425,000
Awarded but unpaid bonus	556,632	265,665	—	129,180
Stock options (intrinsic value)	—	—	—	52,625
Health benefits	3,000	—	—	6,876
Insurance reimbursement	60,000	—	—	—
Accrued salary	3,846	2,177	1,250	—
Accrued vacation	38,135	21,770	12,500	16,346

	$7,517,852	$3,927,444	$13,750	$630,027

All other involuntary terminations by the Company or by the executive for good reason
Cash severance	$6,856,239	$3,637,832	$325,000	$425,000
Awarded but unpaid bonus	556,632	265,665	76,175	129,180
Stock options (intrinsic value)	—	—	—	52,625
Health benefits	3,000	—	—	6,876
Insurance reimbursement	60,000	—	—	—
Accrued salary	3,846	2,177	1,250	—
Accrued vacation	38,135	21,770	12,500	16,346

	$7,517,852	$3,927,444	$414,925	$630,027

The amounts shown for each NEO do not include payments and benefits that do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all salaried employees. The above payments reflect the amounts that would have been payable upon a termination of employment as of December 31, 2012.

Jeffrey Siegel

During 2012, Jeffrey Siegel was employed by the Company as its President and Chief Executive Officer pursuant to an employment agreement dated March 4, 2011 (the “Employment Agreement”), as amended on April 30, 2012. The amendment of the Employment Agreement with Mr. Siegel (the “First Amendment to Employment Agreement”) eliminated the Cut-Back Provisions.

Termination for Cause; Resignation Without Good Reason.

If Mr. Siegel’s employment is terminated by the Company for Cause or if Mr. Siegel resigns other than for Good Reason, Mr. Siegel shall be entitled to be paid (i) his salary accrued up to and including the date of termination or resignation of his employment, (ii) an amount in lieu of any accrued but unused vacation time, and (iii) the amount of any unreimbursed expenses (collectively, the “Accrued Obligations”). Notwithstanding anything to the contrary in his employment agreement, Mr. Siegel shall be entitled to exercise any then-outstanding stock options granted to Mr. Siegel that shall have vested on or prior to such termination or resignation of employment.

Involuntary Termination.

If Mr. Siegel’s employment is terminated (i) by the Company for any reason other than Cause, (ii) by Mr. Siegel for Good Reason, (iii) by the Company or Mr. Siegel due to Mr. Siegel’s Disability or (iv) by reason of Mr. Siegel’s death (such a resignation or termination being hereinafter referred to as an “Involuntary Termination”), Mr. Siegel shall be entitled to payment of the Accrued Obligations.

In addition, in the event of Mr. Siegel’s Involuntary Termination, the Company shall pay to Mr. Siegel as severance (the “Severance Payments”) the following amounts:

(A) 3.0 times his salary,

(B) 3.0 times the average annual bonus paid by the Company to Mr. Siegel with respect to the two immediately preceding years, and

(C) the Annual Adjusted IBIT Performance Bonus accrued to the date of termination.

In addition, in the event of Mr. Siegel’s Involuntary Termination, all of Mr. Siegel’s then-outstanding stock options shall be immediately vested and exercisable. Anything in his employment agreement to the contrary notwithstanding, no such Severance Payments shall be payable if Mr. Siegel’s employment with the Company ends at the expiration or non-renewal of the term of his employment under his employment agreement (the “Term”). In addition, Mr. Siegel shall continue to participate, at the Company’s expense, in the Company’s health and medical plans and any other benefits provided to Mr. Siegel at the time of such Involuntary Termination until the end of the Term or until Mr. Siegel obtains other employment, whichever occurs first.

Involuntary Termination in Connection with Certain Changes in Control.

If, during the Term, the Company undergoes a Change in Control, and either (i) Mr. Siegel’s employment is thereafter terminated under circumstances that would constitute an Involuntary Termination or (ii) Mr. Siegel undergoes an Involuntary Termination and within 90 days of the Involuntary Termination, the Company executes a definitive agreement to enter into a transaction the consummation of which would result in a Change in Control and such transaction is actually consummated then Mr. Siegel shall be entitled to all payments, benefits and stock based compensation as outlined under Involuntary Termination section above. The Company shall make the payments and provide the benefits to be paid and provided under his employment agreement; provided, however, if all or any portion of the payments and benefits provided under his employment agreement, either alone or together with other payments and benefits which Mr. Siegel receives or is then entitled to receive from the Company or otherwise, would constitute a “parachute payment” within the meaning of Section 280G of the Code (or a similar or successor provision), the Company shall reduce such payments and such other payments to the extent necessary so that (i) no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (or a similar or successor provision); and, (ii) by reason of such reduction, the net after-tax benefit to Mr. Siegel shall exceed the net after-tax benefit if such reduction were not made.

Termination Due to Disability.

In the event of Mr. Siegel’s Disability, either the Company or Mr. Siegel shall be entitled to terminate Mr. Siegel’s employment. In the event that Mr. Siegel elects to terminate his employment due to Disability, such termination shall be deemed to be an Involuntary Termination and Mr. Siegel shall be entitled to payment of the Accrued Obligations, the Severance Payments and any disability benefits that are provided under the terms of any pension, medical, disability or life insurance plan applicable to senior executives of the Company, applicable to Mr. Siegel at the time of his Disability. In addition, in the event Mr. Siegel’s employment is terminated due to Disability, all of Mr. Siegel’s then-outstanding stock options shall be immediately vested and exercisable.

Death.

Except in certain circumstances, no salary or benefits shall be payable under the New Employment Agreement following the date of Mr. Siegel’s death. In the event of Mr. Siegel’s death, the Accrued Obligations and the Severance Payments shall be paid to Mr. Siegel’s beneficiary. Mr. Siegel’s beneficiary shall also be entitled to any death benefits that are provided under the terms of any pension, medical, disability or life insurance plan applicable to senior executives of the Company, applicable to Mr. Siegel at the time of death. In addition, in the event of Mr. Siegel’s death, all of Mr. Siegel’s then-outstanding stock options shall be immediately vested and exercisable.

Continuation of Life Insurance.

Notwithstanding the termination of Mr. Siegel’s employment (other than by reason of Cause or by reason of his death) the Company shall continue in force and pay the premiums on life insurance on the life of Mr. Siegel that the Company is required to maintain and pay the premiums on pursuant to the New Employment Agreement.

The complete text of the Employment Agreement was filed with the SEC as an exhibit to a Form 8-K dated March 8, 2011. The complete text of the First Amendment to Employment Agreement was filed with the SEC as an exhibit to a Form 8-K dated April 30, 2012.

Ronald Shiftan

During 2012, Ronald Shiftan was employed by the Company as its Vice Chairman and Chief Operating Officer pursuant to an employment agreement dated August 10, 2009, as amended on November 9, 2010 (the “Amended Agreement”). The amendment of the Amended Agreement with Mr. Shiftan dated December 20, 2012 (the “Second Amended Agreement”), became effective on January 1, 2013.

Termination for Cause; Resignation Without Good Reason.

If Mr. Shiftan’s employment is terminated by the Company for Cause or if Mr. Shiftan resigns other than for Good Reason, Mr. Shiftan shall be entitled to be paid (i) his salary accrued up to and including the date of termination or resignation of his employment, (ii) an amount in lieu of any accrued but unused vacation time, and (iii) the amount of any unreimbursed expenses (collectively, the “Accrued Obligations”). Notwithstanding anything to the contrary in his employment agreement, Mr. Shiftan shall be entitled to exercise any then-outstanding stock options granted to Mr. Shiftan that shall have vested on or prior to such termination or resignation of employment.

Involuntary Termination.

If Mr. Shiftan’s employment is terminated (i) by the Company for any reason other than Cause, (ii) by Mr. Shiftan for Good Reason, (iii) by the Company or Mr. Shiftan due to Mr. Shiftan’s Disability or (iv) by reason of Mr. Shiftan’s death (such a resignation or termination being hereinafter referred to as an “Involuntary Termination”), Mr. Shiftan shall be entitled to payment of the Accrued Obligations.

In addition, in the event of Mr. Shiftan’s Involuntary Termination, the Company shall pay to Mr. Shiftan as severance (the “Severance Payments”) the following amounts:

(A) 3.0 times his salary,

(B) 3.0 times the average annual bonus paid by the Company to Mr. Shiftan with respect to the two immediately preceding years, and

(C) the Annual Adjusted IBIT Performance Bonus accrued to the date of termination.

In addition, in the event of Mr. Shiftan’s Involuntary Termination, all of Mr. Shiftan’s then-outstanding stock options shall be immediately vested and exercisable. Anything in his employment agreement to the contrary notwithstanding, no such Severance Payments shall be payable if Mr. Shiftan’s employment with the Company ends at the expiration or non-renewal of the term of his employment under his employment agreement (the “Term”). In addition, Mr. Shiftan shall continue to participate, at the Company’s expense, in the Company’s health and medical plans and any other benefits provided to Mr. Shiftan at the time of such Involuntary Termination until the end of the Term or until Mr. Shiftan obtains other employment, whichever occurs first.

Involuntary Termination in Connection with Certain Changes in Control.

If, during the Term, the Company undergoes a Change in Control, and either (i) Mr. Shiftan’s employment is thereafter terminated under circumstances that would constitute an Involuntary Termination or (ii) Mr. Shiftan undergoes an Involuntary Termination and within 90 days of the Involuntary Termination, the Company executes a definitive agreement to enter into a transaction the consummation of which would result in a Change in Control and such transaction is actually consummated then Mr. Shiftan shall be entitled to all payments, benefits and stock based compensation as outlined under Involuntary Termination section above. The Company shall make the payments and provide the benefits to be paid and provided under his employment agreement; provided, however, if all or any portion of the payments and benefits provided under his employment agreement, either alone or together with other payments and benefits which Mr. Shiftan receives or is then entitled to receive from the Company or otherwise, would constitute a “parachute payment” within the meaning of Section 280G of the Code (or a similar or successor provision), the Company shall reduce such payments and such other payments to the extent necessary so that (i) no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (or a similar or successor provision); and, (ii) by reason of such reduction, the net after-tax benefit to Mr. Shiftan shall exceed the net after-tax benefit if such reduction were not made.

Termination Due to Disability.

In the event of Mr. Shiftan’s Disability, either the Company or Mr. Shiftan shall be entitled to terminate Mr. Shiftan’s employment. In the event that Mr. Shiftan elects to terminate his employment due to Disability, such termination shall be deemed to be an Involuntary Termination and Mr. Shiftan shall be entitled to payment of the Accrued Obligations, the Severance Payments and any disability benefits that are provided under the terms of any pension, medical, disability or life insurance plan applicable to senior executives of the Company, applicable to Mr. Shiftan at the time of his Disability. In addition, in the event Mr. Shiftan’s employment is terminated due to Disability, all of Mr. Shiftan’s then-outstanding stock options shall be immediately vested and exercisable.

Death.

Except in certain circumstances, no salary or benefits shall be payable under Mr. Shiftan’s employment agreement following the date of Mr. Shiftan’s death. In the event of Mr. Shiftan’s death, the Accrued Obligations and the Severance Payments shall be paid to Mr. Shiftan’s beneficiary. Mr. Shiftan’s beneficiary shall also be entitled to any death benefits that are provided under the terms of any pension, medical, disability or life insurance plan applicable to senior executives of the Company, generally applicable to Mr. Shiftan at the time of death. In addition, in the event of Mr. Shiftan’s death, all of Mr. Shiftan’s then-outstanding stock options shall be immediately vested and exercisable.

The complete text of the employment agreement dated August 10, 2009 was filed with the SEC as an exhibit to a Form 8-K dated August 12, 2009. The complete text of the Amended Agreement dated November 9, 2010 was filed with the SEC as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The complete text of the Second Amended Agreement was filed with the SEC as an exhibit to a Form 8-K dated December 20, 2012.

Craig Phillips

During 2012, Craig Phillips was employed by the Company as its Senior Vice President – Distribution pursuant to an employment agreement dated September 1, 2007, as amended on March 8, 2010. On March 12, 2013, the Company entered into an amendment to Mr. Phillips’s employment agreement (the “Amendment of Employment Agreement”), which became effective in 2013.

General.

If Mr. Phillips’s employment is terminated during the term of his employment agreement for any reason, the Company shall pay to Mr. Phillips (i) his base salary for the period ending on the date of termination of his employment (the “Termination Date”), (ii) an amount for unused vacation or paid time off days, (iii) if the Termination Date occurs after the end of a fiscal year and prior to payment of an annual bonus provided for in his employment agreement (the “Annual Bonus”) earned by Mr. Phillips for such fiscal year, Mr. Phillips shall be paid the Annual Bonus for such fiscal year and (iv) Mr. Phillips and any of his dependents shall be eligible for medical continuation coverage under the provisions of section 4980B of the Code or section 601 of the Employee Retirement Income Security Act (sometimes called “COBRA coverage”) to the extent required by applicable law (collectively, “Accrued Obligations”).

Death.

If Mr. Phillips’s employment is terminated by reason of Mr. Phillips’s death, then, in addition to the Accrued Obligations, Mr. Phillips’s estate shall receive payment of the Annual Bonus for the fiscal year in which the Termination Date occurs; provided, however, that the amount of the Annual Bonus shall be subject to a pro-rata reduction for the portion of the fiscal year following the Termination Date (“Pro-Rated Annual Bonus”).

Disability.

If Mr. Phillips’s employment is terminated by reason of Mr. Phillips’s Total Disability, then, in addition to the Accrued Obligations, Mr. Phillips shall receive payment of the Pro-Rated Annual Bonus for the fiscal year in which the Termination Date occurs.

Cause.

If Mr. Phillips’s employment is terminated for Cause, then, except as otherwise expressly provided in his employment agreement, the Company shall have no obligation to make payments under his employment agreement for any period after the Termination Date.

Resignation.

If Mr. Phillips’s employment is terminated by Mr. Phillips without Good Reason, then, except as otherwise expressly provided under his employment agreement, the Company shall have no obligation to make payments under his employment agreement for any period after the Termination Date.

Termination by the Company Without Cause or Termination by Mr. Phillips for Good Reason.

If Mr. Phillips’s employment is terminated by the Company without Cause, or by Mr. Phillips for Good Reason, then in addition to the Accrued Obligations, Mr. Phillips shall receive payment of the Pro-Rated Annual Bonus for the fiscal year in which the Termination Date occurs and the Company shall continue to pay Mr. Phillips his base salary from the Termination Date until the date twelve (12) months after the Termination Date (the “Severance Expiration Date”).

Failure of the Company to Renew.

Upon the expiration of the Initial Term or any Additional Term of Mr. Phillips’s employment agreements, if the Company shall notify Mr. Phillips of its desire not to renew the term of his employment agreement for the next Additional Term of one (1) year, and Mr. Phillips notifies the Company in writing that Mr. Phillips is ready, willing and able to renew the term of his employment agreement for the next Additional Term of one (1) year, and the Company at such time did not have grounds to terminate Mr. Phillips’s employment for Cause then the Company’s failure to renew shall be treated in the same manner as a termination without Cause and, in addition to the Accrued Obligations, Mr. Phillips shall receive payment of the Pro-Rated Annual Bonus for the fiscal year in which the Termination Date occurs and the Company shall continue to pay Mr. Phillips his base salary, at the rate in effect on the Termination Date, from the Termination Date until the Severance Expiration Date.

Severance Reduced by Other Compensation.

Payments by the Company of base salary for any period after the Termination Date and through the Severance Expiration Date (the “Severance Period”), if any are required to be made pursuant to his employment agreement, shall be reduced and offset by any compensation Mr. Phillips receives which is attributable to services performed for other enterprises during such period.

The complete text of Mr. Phillips’s Amended and Restated Executive Employment Agreement was filed with the SEC on a Form 8-K dated March 10, 2010. The complete text of Mr. Phillips’s Amendment of Employment Agreement was filed with the SEC as an exhibit to a Form 8-K dated March 15, 2013.

Laurence Winoker

During 2012, Laurence Winoker was employed by the Company as its Senior Vice-President — Finance, Treasurer and Chief Financial Officer pursuant to an employment agreement dated June 28, 2007, as amended on March 10, 2010 and April 12, 2012.

Termination Due to Permanent Disability.

In the event that his employment agreement is terminated due to Disability, Mr. Winoker shall receive an amount equal to his base salary for a period of six (6) months from the date of termination.

Termination by Mr. Winoker Voluntarily; Termination by the Company For Cause.

Upon any termination of Mr. Winoker’s employment agreement either (i) voluntarily by Mr. Winoker (except if he is voluntarily terminating his employment agreement due to a Change of Control or for Good Reason or (ii) by the Company for Cause, all payments, salary and other benefits thereunder shall cease at the date of termination, with the exception of Vested Benefits and any accrued but unused vacation time, if any, prorated to the date of Mr. Winoker’s termination and the reimbursement of proper expenses.

Termination by the Company Without Cause; Termination by Mr. Winoker for Good Reason; Election not to Offer New Employment.

In the event that (i) his employment agreement is terminated by the Company without Cause, or (ii) his employment agreement is terminated by Mr. Winoker for Good Reason or (iii) the Company chooses not to offer further employment to Mr. Winoker beyond the initial term or any renewal term, if applicable, on terms and conditions that are, in the aggregate, no less favorable to Mr. Winoker than the terms and conditions of his employment agreement, and a Change of Control has not occurred, then the following conditions shall apply:

(A) if Mr. Winoker’s employment agreement is terminated by the Company without Cause, then Mr. Winoker shall be entitled to receive (1) certain benefits set forth in his employment agreement and (2) an amount equal to Mr. Winoker’s base salary as in effect at the date of termination for a period of twelve (12) months from the date of termination and Mr. Winoker’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by the Company to Mr. Winoker on which any restrictions shall not have terminated shall immediately terminate;

(B) if Mr. Winoker’s employment agreement is terminated by Mr. Winoker for Good Reason, then Mr. Winoker shall be entitled to receive (1) certain benefits set forth in his employment agreement and (2) an amount equal to Mr. Winoker’s base salary as in effect at the effective date of termination for a period of twelve (12) months from the effective date of termination and Mr. Winoker’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by the Company to Mr. Winoker on which any restrictions shall not have terminated shall immediately terminate; and

(C) if the Company does not offer employment to Mr. Winoker beyond the initial term or any renewal term, as applicable, on terms and conditions that are, in the aggregate, no less favorable to Mr. Winoker than the terms and conditions of his employment agreement, then, subject to the provisions of his employment agreement, upon the normal expiration of the initial term or any renewal term, as applicable Mr. Winoker, shall be entitled to receive (1) certain benefits set forth in his employment agreement and (2) an amount equal to Mr. Winoker’s base salary as in effect upon the expiration of the initial term or any renewal term, as applicable, for a period of twelve (12) months from the expiration of the initial term or any renewal term, as applicable, and Mr. Winoker’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by the Company to Mr. Winoker on which any restrictions shall not have terminated shall immediately terminate.

Termination by Mr. Winoker or the Company due to a Change of Control.

In the event that his employment agreement is terminated by Mr. Winoker or the Company due to a Change of Control, Mr. Winoker shall be entitled to receive (i) a cash payment equal to 100% of his annual base salary in effect at the effective date of the Change of Control, (ii) a cash payment equal to his pro-rata bonus, if such bonus has been communicated to Mr. Winoker, in writing, prior to the effective date of the Change of Control and (iii) certain benefits set forth in his employment agreement for a period of twelve (12) months. In addition, all of Mr. Winoker’s then-outstanding stock options shall vest and become immediately exercisable and all restrictions on shares of restricted stock granted by the Company to Mr. Winoker on which any restrictions shall not have terminated shall immediately terminate.

The complete text of Mr. Winoker’s Employment Agreement was filed with the SEC as an exhibit to a Form 8-K dated July 3, 2007. The complete text of the March 8, 2010 Amendment to Mr. Winoker’s Employment Agreement was filed with the SEC as an exhibit to a Form 8-K dated March 10, 2010. The complete text of the April 12, 2012 Amendment to Mr. Winoker’s Employment Agreement was filed with the SEC as an exhibit to a Form 8-K dated April 16, 2012.

DIRECTOR COMPENSATION

The following table sets forth compensation paid to the Company’s non-employee directors for 2012:

Name	Fees earned or paid in cash	Stock awards (1)	Total
Cherrie Nanninga	$70,500	$45,000	$115,500
William U. Westerfield	61,500	45,000	106,500
Michael Jeary	54,500	45,000	99,500
John Koegel	54,500	45,000	99,500
David E. R. Dangoor	49,000	45,000	94,000
Michael Regan	32,666	45,000	77,666

Note:

(1)	Consists of restricted stock awards valued at the closing market price of the Company’s common stock on the date of grant.

The following table sets forth the aggregate number of restricted shares of the Company’s common stock and shares of the Company’s common stock issuable upon the exercise of stock options held by each non-employee director at December 31, 2012:

	Restricted	Stock Options
Name	Shares (1)	Vested	Unvested
Cherrie Nanninga	3,899	31,000	—
William U. Westerfield	3,899	30,000	—
Michael Jeary	3,899	25,000	—
John Koegel	3,899	—	—
David E. R. Dangoor	3,899	25,000	—
Michael Regan	3,899	—	—

Note:

(1)	3,899 restricted shares of the Company’s common stock were issued to each director on June 13, 2012 and vest 100% on June 13, 2013.

The table of Security Ownership of Certain Beneficial Owners and Management sets forth the beneficial ownership of each director of the Company’s common stock at April 29, 2013.

Fees paid to the non-employee directors of the Company are based on the following schedule:

Board of Directors Annual Retainer
Cash	$25,000
Restricted common stock	45,000

Total	70,000

Annual Retainer for Committee Chairs:
Audit and Compensation Committees	$20,000
All other committees of the Board	5,000

Annual Retainer for Committee members:	$2,000

Fees for each meeting attended:
Board of Directors meetings	$2,000
Committee meetings	500

LIMITATION ON DIRECTORS AND OFFICERS LIABILITY

The Company’s Second Restated Certificate of Incorporation contains a provision which eliminates the personal liability of a director for monetary damages other than for breaches of the director’s duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit.

The Company has entered into indemnification agreements with each of its officers and directors which provide that the Company will indemnify the indemnitee against expenses, including reasonable attorney’s fees, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with any civil or criminal action or administrative proceeding arising out of the performance of his or her duties as a director, officer, employee or agent of the Company. Such indemnification is available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful.

The Company maintains directors and officers liability insurance policies. The policies insure the directors and officers of the Company against loss arising from certain claims made against such directors or officers by reason of certain wrongful acts.

CERTAIN RELATIONSHIPS

Certain relatives of Jeffrey Siegel, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company, are employed by the Company, as follows:

Daniel Siegel, a son of Jeffrey Siegel, is employed by the Company as its Executive Vice President. His compensation in 2012 included earned cash compensation of $952,913 and a grant of options to purchase 15,000 shares of the Company’s common stock with an exercise price of $11.64.

Clifford Siegel, a son of Jeffrey Siegel, is employed by the Company as its Executive Vice President - Global Supply Chain. His compensation in 2012 included earned cash compensation of $543,775 and a grant of options to purchase 10,000 shares of the Company’s common stock with an exercise price of $11.64.

James Wells, a son-in-law of Jeffrey Siegel, is employed by the Company as its Executive Vice President and President of the Kitchenware Division. His compensation in 2012 included earned cash compensation of $921,218 and a grant of options to purchase 10,000 shares of the Company’s common stock with an exercise price of $11.64.

RELATED-PARTY TRANSACTIONS

The Company’s policies and procedures regarding transactions with related persons are set forth in writing in the Company’s Code of Ethics, as supplemented by the Code of Conduct, which requires that the Audit Committee must review and approve any “related party” transaction, as defined in Item 404(a) of Regulation S-K before it is consummated. The Audit Committee of the Board of Directors is responsible for applying such policies and procedures pursuant to its charter, which states that the Audit Committee of the Board of Directors will “review and approve related-party transactions submitted by management after management’s evaluation of the terms of such transaction.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Company, the SEC, and the National Association of Securities Dealers initial reports of ownership and reports of changes in ownership of any equity securities of the Company. During Fiscal 2012, to the best of the Company’s knowledge, with the exception of a Form 4 filing for Jeffrey Siegel that was required to be filed on April 5, 2012 that was filed on April 11, 2012, a Form 4 filing for Daniel Siegel that was required to be filed on May 25, 2012 that was filed on June 4, 2012, a Form 4 filing for John Koegel that was required to be filed on June 18, 2012 that was filed on June 20, 2012 and a Form 4 filing for Glenn Simon that was required to be filed on September 10, 2012 that was filed on September 11, 2012, all required reports were filed on a timely basis. In making this statement, the Company has relied on the written representations of its directors and officers and copies of Forms 3, 4 and 5 provided to the Company.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed the firm of Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2012. Ernst & Young has audited the Company’s financial statements since 1984.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related and tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services costing up to $50,000 provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

The following table sets forth fees paid or payable to Ernst & Young for services provided in each of the years ended December 31, 2012 and 2011:

	2012	2011
Audit fees	$1,245,000	$1,029,500
Audit-related fees	165,000	515,000
Tax fees	313,000	192,201
All other fees	2,000	3,000

Total	$1,725,000	$1,739,701

Audit fees

Audit fees are fees paid to Ernst & Young for the annual audit of the Company’s financial statements, the quarterly reviews of the Company’s financial statements included in its Forms 10-Q, fees related to the Company’s annual audit of internal controls over financial reporting, statutory audit fees and fees for regulatory filings.

Audit-related fees

Audit related fees are fees paid to Ernst & Young for assurance and related services that are related to the performance of the audit or review of the financial statements but not reported as audit fees as well as other audit and due diligence procedures in connection with acquisitions or dispositions.

Tax fees

Tax fees are billed for services rendered for tax compliance including the preparation of tax returns and tax advisory services.

All other fees

All other fees consist of fees paid to Ernst & Young for access to Ernst & Young’s online accounting research tool.

In making its appointment of Ernst & Young to audit the Company’s financial statements for the fiscal year ending December 31, 2013, the Audit Committee reviewed past audit, audit related and other non-audit services performed during 2012. In selecting Ernst & Young, the Audit Committee carefully considered their independence. The Audit Committee has determined that the performance of such non-audit services did not impair the independence of Ernst & Young.

Ernst & Young has confirmed to the Audit Committee that it is in compliance with all rules, standards and policies of the Public Company Accounting Oversight Board and the SEC governing auditor independence.

If the stockholders do not ratify this appointment, the Audit Committee will reconsider the appointment.

Representatives of Ernst & Young are expected to be present at the Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions of stockholders.

The Audit Committee recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young.

STOCKHOLDER PROPOSALS

A stockholder proposal intended to be presented at the Company’s 2014 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or before December 31, 2013, to be included in the Company’s proxy statement and proxy relating to that meeting.

OTHER MATTERS

The management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the Meeting. If any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted on such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

Financial statements for the Company are included in the Annual Report of the Company for the fiscal year ended December 31, 2012, which accompanies this Proxy Statement.

Upon the written request of any person who on the record date was a record owner of common stock of the Company, or who represents in good faith that he or she was on such date a beneficial owner of common stock of the Company, the Company will send to such person, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including financial statements and schedules, as filed with the SEC. Requests for this report should be directed to Laurence Winoker, Senior Vice-President – Finance, Treasurer and Chief Financial Officer, Lifetime Brands, Inc., 1000 Stewart Avenue, Garden City, New York 11530.

By Order of the Board of Directors,

/s/ Sara Shindel
Secretary

Dated: April 29, 2013

LIFETIME BRANDS, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

A	Proposals — The Board of Directors recommends a vote FOR all nominees for director and FOR Proposal 2.

1.	ELECTION OF DIRECTORS
Nominees:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Jeffrey Siegel	☐	☐	☐	04 - David E. R. Dangoor	☐	☐	☐	07 - Cherrie Nanninga	☐	☐	☐

	02 - Ronald Shiftan	☐	☐	☐	05 - Michael Jeary	☐	☐	☐	08 - William U. Westerfield	☐	☐	☐

	03 - Craig Phillips	☐	☐	☐	06 - John Koegel	☐	☐	☐	09 - Michael J. Regan	☐	☐	☐

For Against Abstain
2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.				☐ ☐ ☐		NOTE:	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.
B	Non-Voting Items
Change of Address — Please print new address below.							Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

(Please sign proxy as name appears on corporate records. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	1 U P X	+

01N65B

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of shareholders is available at: www.envisionreports.com/LCUT

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

PROXY — LIFETIME BRANDS, INC.

This Proxy is solicited on behalf of the Board of Directors

Jeffrey Siegel and Ronald Shiftan and each of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution to vote and act as proxy with respect to all shares of Common Stock, $.01 par value, of LIFETIME BRANDS, INC. standing in the name of the undersigned on the Company’s books at the close of business on May 1, 2013, at the Annual Meeting of Stockholders to be held at 1000 Stewart Avenue, Garden City, NY 11530, at 10:30 A.M., local time, on June 13, 2013 or at any adjournment(s) or postponement(s) thereof, as follows on the reverse side.

The powers hereby granted may be exercised by any of said attorneys or proxies or their substitutes present and acting at the above-described Annual Meeting of Stockholders or any adjournment(s) or postponement(s) thereof. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

(Continued and to be signed on reverse side.)